Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, market measure supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated March 11, 2016

PRICING SUPPLEMENT No. 636 dated March     , 2016

(To Product Supplement No. 8 dated March 18, 2015,

Market Measure Supplement dated March 18, 2015,

Prospectus Supplement dated March 18, 2015

and Prospectus dated March 18, 2015)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation ETF Linked Notes (Averaging)
Market Linked Notes Notes Linked to an ETF Basket due March 16, 2022
■	Linked to an ETF Basket comprised of the SPDR® S&P 500® ETF Trust (33.33%); the iShares® MSCI Emerging Markets ETF (33.33%); and the iShares® U.S. Real Estate ETF (33.33%)

■

Potential for a positive return at maturity based on the percentage increase, if any, from the starting price of the basket to the average ending price. The payment at maturity will reflect the following terms:

■

If the average ending price is greater than the starting price, you will receive the original offering price plus a positive return at maturity equal to 110% to 115% (to be determined on the pricing date) of the percentage increase from the starting price to the average ending price

■ If the average ending price is less than or equal to the starting price, you will receive the original offering price at maturity, but you will not receive any positive return on your investment

■	Average ending price of the basket based on the average of fund closing prices of the basket components on specified dates occurring annually during the term of the notes

■	Repayment of the original offering price at maturity regardless of basket performance

■

All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated value of the notes is approximately $947.47 per note. While the estimated value of the notes on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $927.47 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying product supplement, market measure supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000.00	$2.50	$997.50
Total

(1)

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Investment Description

The Notes Linked to an ETF Basket due March 16, 2022 are senior unsecured debt securities of Wells Fargo & Company that provide:

(i)	the possibility of a positive return at maturity if, and only if, the average ending price of the basket of exchange traded funds (the “Basket”) is greater than the starting price of the Basket; and

(ii)	repayment of principal regardless of the performance of the Basket.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Basket is comprised of the following three equally-weighted basket components:

●

the SPDR® S&P 500® ETF Trust (33.33%), an exchange traded fund that seeks to track the S&P 500 Index (an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market);

●

the iShares® MSCI Emerging Markets ETF (33.33%), an exchange traded fund that seeks to track the MSCI Emerging Markets Index (an equity index that is designed to measure equity performance in global emerging markets); and

●

the iShares® U.S. Real Estate Fund (33.33%), an exchange traded fund that seeks to track the Dow Jones U.S. Real Estate Index (an equity index that is designed to measure the real estate sector of the United States equity market).

You should read this pricing supplement together with product supplement no. 8 dated March 18, 2015, the market measure supplement dated March 18, 2015, the prospectus supplement dated March 18, 2015 and the prospectus dated March 18, 2015 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, market measure supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 8 dated March 18, 2015 filed with the SEC on March 18, 2015: http://www.sec.gov/Archives/edgar/data/72971/000119312515096580/d895024d424b2.htm

•	Market Measure Supplement dated March 18, 2015 filed with the SEC on March 18, 2015: http://www.sec.gov/Archives/edgar/data/72971/000119312515096591/d890724d424b2.htm

•	Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015 filed with the SEC on March 18, 2015: http://www.sec.gov/Archives/edgar/data/72971/000119312515096449/d890684d424b2.htm

SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the SPDR Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI Emerging Markets ETF or the iShares® U.S. Real Estate ETF.

PRS-2

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Investment Description (Continued)

The original offering price of each note of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the notes based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the notes, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Selected Risk Considerations—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

PRS-3

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Investment Description (Continued)

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PRS-4

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Investor Considerations

We have designed the notes for investors who:

■	seek exposure to the average upside performance of the Basket, without exposure to any decline in the Basket, by:

☐

participating 110% to 115% (to be determined on the pricing date) in the percentage increase, if any, in the value of the Basket from the starting price to the average ending price, where the average ending price is based on the average of fund closing prices of the basket components on specified dates occurring annually during the term of the notes; and

☐	providing for the repayment of principal at maturity regardless of the performance of the Basket;

■	understand that if the average ending price of the Basket is not greater than the starting price, they will not receive any positive return on their investment in the notes;

■	are willing to forgo interest payments on the notes and dividends on shares of the basket components; and

■	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■	seek certainty of receiving a return on their investment;

■	seek exposure to the upside performance of the Basket as measured solely from the pricing date to a date near stated maturity;

■

are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income;

■	are unwilling to accept the risk of exposure to equity markets, including the large capitalization and real estate segments of the U.S. equity market and foreign emerging equity markets;

■	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

■	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-5

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Terms of the Notes

Market Measure:

A basket (the “Basket”) comprised of the following equally weighted basket components: the SPDR S&P 500 ETF Trust (33.33%); the iShares MSCI Emerging Markets ETF (33.33%); and the iShares U.S. Real Estate ETF (33.33%).

Pricing Date:	March 11, 2016*

Issue Date:	March 16, 2016.* (T+3)

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.
Redemption Amount:	The “redemption amount” per note will equal:

•	if the average ending price is greater than the starting price: $1,000 plus:

$1,000	x	average ending price – starting price	x participation rate	; or
starting price

•	if the average ending price is less than or equal to the starting price: $1,000.
Stated Maturity Date:

March 16, 2022*. If the final calculation day is postponed for any basket component, the stated maturity date will be the later of (i) March 16, 2022* and (ii) the third business day after the last final calculation day as postponed.

Starting Price:	The “starting price” is 100.
Average Ending Price:

The “average ending price” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.33% of the average component return of the SPDR S&P 500 ETF Trust; (B) 33.33% of the average component return of the iShares MSCI Emerging Markets ETF; and (C) 33.33% of the average component return of the iShares U.S. Real Estate ETF.

Participation Rate:	The “participation rate” will be within the range of 110% to 115% (to be determined on the pricing date).
Average Component Return:	The “average component return” of a basket component will be equal to: average component price – initial component price initial component price where,
•	the “initial component price” will be the fund closing price of such basket component on the pricing date; and
•	the “average component price” will be the arithmetic average of the fund closing prices of such basket component on the calculation days.

PRS-6

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Terms of the Notes (Continued)

Calculation Days:

Annually, on the 11th of each March, commencing March 2017 and ending March 2022*. If any such day is not a trading day with respect to a basket component, the calculation day for such basket component will be postponed to the next succeeding trading day with respect to such basket component. Notwithstanding the postponement of a calculation day for a particular basket component due to a non-trading day for such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by such non-trading day. A calculation day is also subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $2.50 per note.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to the discount or concession received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	94986RH53

*

To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-7

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the redemption amount) calculated as follows:

PRS-8

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Selected Risk Considerations

The notes have complex features and your investment in the notes will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The indices underlying the basket components are sometimes referred to collectively as the “underlying indices” and individually as an “underlying index.”

•

You May Not Receive Any Positive Return On Your Investment In The Notes. Any amount you receive on the notes at stated maturity in excess of the original offering price will depend on the percentage increase, if any, in the average ending price of the Basket relative to the starting price. Because the value of the Basket will be subject to market fluctuations, the average ending price may be less than the starting price, in which case you will only receive the original offering price of your notes at stated maturity. Even if the average ending price is greater than the starting price, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

•

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity. If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement and the accompanying product supplement entitled “United States Federal Tax Considerations.”

•

The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Basket Components During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Basket As Measured From Its Starting Price To Its Value At Or Near Stated Maturity. The potential for a positive return on the notes at stated maturity is based on the average ending price, which will be calculated by reference to an average of the values of the basket components on calculation days occurring annually over the term of the notes. The average ending price, as so calculated, may be less than the value of the Basket at or near stated maturity. If the average ending price is less than the value of the Basket at or near stated maturity, the average performance of the Basket that is measured for purposes of the notes will be less favorable than the performance of the Basket as measured from its starting price to its value at or near stated maturity, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the Basket and, therefore, may underperform the return that would have been achieved on a direct investment in the Basket held over the term of the notes.

For example, if the value of the Basket increases at a more or less steady rate over the term of the notes, the average ending price will be less than the value of the Basket at or near stated maturity, and the average performance of the Basket as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the value of the Basket later in the term of the notes. In addition, because of the way the average ending price is calculated, it is possible that you will not receive any positive return on your investment at stated maturity even if the value of the Basket at or near stated maturity is significantly greater than the starting price. One scenario in which this may occur is when the value of the Basket declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•

The Notes Are Subject To The Credit Risk Of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

•

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price. The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were

PRS-9

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Selected Risk Considerations

lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

•

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

•

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk consideration. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk consideration change significantly in your favor, any such secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Investment Description.”

•

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the notes prior to stated maturity will be affected by the value of the Basket on any prior calculation days, the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes: Basket performance; interest rates; volatility of the Basket; correlation between the basket components; time remaining to maturity; dividend yields on the securities included in the Basket; and currency exchange rates. In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. Because numerous factors are expected to affect the value of the notes, changes in the prices of the basket components may not result in a comparable change in the value of the notes.

•

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop. The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Basket And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Notes Could Be Less Than If You Owned The Shares Of The Basket Components. Your return on the notes will not reflect the return you would realize if you actually owned the shares of the basket components because,

PRS-10

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Selected Risk Considerations (Continued)

among other reasons, the redemption amount will be determined by reference only to the average ending price, which will be calculated by reference only to the fund closing prices of the shares of the basket components without taking into consideration the value of dividends and other distributions paid on such shares.

•

Historical Prices Of The Basket Components Or The Securities Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Notes.

•	Changes That Affect The Basket Components Or The Underlying Indices May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.

•

We And Our Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.

•

Changes In The Value Of The Basket Components May Offset Each Other. Price movements in the basket components may not correlate with each other. Even if the average component price of one or more of the basket components increases, the average component price of the other basket component(s) may not increase as much or may even decline in value. Therefore, in calculating the average ending price of the Basket, an increase in the average component price of one or more of the basket components may be moderated, or wholly offset, by a lesser increase or a decline in the average component price of the other basket component(s).

•

An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices. The performance of the shares of a basket component may not exactly replicate the performance of the related underlying index because the basket component may not invest in all of the securities included in the related underlying index and because the basket component will reflect transaction costs and fees that are not included in the calculation of the related underlying index. A basket component may also hold securities or derivative financial instruments not included in the related underlying index. It is also possible that a basket component may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of a basket component are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of a basket component may differ from the net asset value per share of such basket component. As a result, the performance of a basket component may not correlate perfectly with the performance of the related underlying index, and the return on the notes based on the performance of the basket components will not be the same as the return on securities based on the performance of the related underlying indices.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.

•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.
•

An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets. The iShares MSCI Emerging Markets ETF includes stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

PRS-11

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Selected Risk Considerations (Continued)

In addition, the iShares MSCI Emerging Markets ETF includes companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the iShares MSCI Emerging Markets ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the iShares MSCI Emerging Markets ETF which could, in turn, adversely affect the value of the notes.

•

Exchange Rate Movements May Impact The Value Of The Notes. The notes will be denominated in U.S. dollars. Since the value of securities included in the iShares MSCI Emerging Markets ETF is quoted in a currency other than U.S. dollars and, as per the iShares MSCI Emerging Markets ETF, is converted into U.S. dollars or another currency, the amount payable on the notes on the maturity date will depend in part on the relevant exchange rates.

•

An Investment In The Notes Will Be Subject To Risks Associated With The Real Estate Industry. The iShares U.S. Real Estate ETF, because it is concentrated in the real estate industry, may be adversely affected not only by the performance of the real estate companies, such as real estate investment trusts (“REITs”) or real estate holding and development companies, in which it invests but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land and construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business. The iShares U.S. Real Estate ETF is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the iShares U.S. Real Estate ETF may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

•

Risks Associated With Real Estate Investment Trusts Will Affect The Value Of The Notes. The iShares U.S. Real Estate ETF is composed of a variety of real estate related stocks including REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the iShares U.S. Real Estate ETF: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitation on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

•

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed. A calculation day with respect to a basket component will be postponed if the originally scheduled calculation day is not a trading day with respect to that basket component or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to a basket component on that calculation day. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last final calculation day as postponed.

•

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests. You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider

PRS-12

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Selected Risk Considerations (Continued)

your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

●

The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the fund closing prices of the basket components on each calculation day and may be required to make other determinations that affect the return you receive on the notes at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to a basket component on a scheduled calculation day, which may result in postponement of the calculation day with respect to that basket component; determining the fund closing price of a basket component if the calculation day is postponed with respect to that basket component to the last day to which it may be postponed and a market disruption event occurs on that day; adjusting the adjustment factor and other terms of the notes in certain circumstances; if a basket component undergoes a liquidation event, selecting a successor basket component or, if no successor basket component is available, determining the fund closing price of such basket component; and determining whether to adjust the fund closing price of a basket component on any calculation day in the event of certain changes in or modifications to the basket component or the underlying index. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

●

The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Selected Risk Considerations—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.

●

Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the prices of the basket components. Our affiliates or any dealer participating in the offering of the notes or its affiliates may, at present or in the future, publish research reports on one or more of the basket components or the underlying indices or the companies whose securities are included in the basket components or the underlying indices. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on one or more of the basket components or the underlying indices or the companies whose securities are included in the basket components or the underlying indices could adversely affect the prices of the applicable basket components and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the basket components from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on one or more of the basket components or the underlying indices or the companies whose securities are included in the basket components or the underlying indices published on or prior to the pricing date could result in an increase in the prices of the basket components on the pricing date, which would adversely affect investors in the notes by increasing the prices at which the basket components must close on each calculation day in order for investors in the notes to receive a favorable return.

●

Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the prices of the basket components. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the basket components or the underlying indices, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the prices of the basket components and, therefore, adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the basket components or the underlying indices. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

●

Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the basket components. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may

PRS-13

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Selected Risk Considerations (Continued)

include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire shares of the basket components, securities included in the basket components or the underlying indices or listed or over-the-counter derivative or synthetic instruments related to the basket components or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in shares of the basket components or any of the securities included in the basket components or the underlying indices, or derivative or synthetic instruments related to the basket components or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the basket components or the underlying indices. These hedging activities could potentially adversely affect the prices of the shares of the basket components and, therefore, adversely affect the value of and your return on the notes.

●

Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the basket components. Our affiliates or any participating dealer or its affiliates may engage in trading in the shares of the basket components or the securities included in the basket components or the underlying indices and other instruments relating to the basket components or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the shares of the basket components and, therefore, adversely affect the value of and your return on the notes.

●

A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the notes to you, this projected hedging profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the notes to you.

PRS-14

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Hypothetical Returns

The following table illustrates, for a hypothetical participation rate of 112.50% (the midpoint of the specified range of the participation rate) and a range of hypothetical average ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical average ending price;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending price	Hypothetical percentage change from the starting price to the hypothetical average ending price	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,562.50	56.25%	7.57%
140.00	40.00%	$1,450.00	45.00%	6.29%
130.00	30.00%	$1,337.50	33.75%	4.90%
120.00	20.00%	$1,225.00	22.50%	3.41%
110.00	10.00%	$1,112.50	11.25%	1.78%
105.00	5.00%	$1,056.25	5.625%	0.91%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$1,000.00	0.00%	0.00%
60.00	-40.00%	$1,000.00	0.00%	0.00%
50.00	-50.00%	$1,000.00	0.00%	0.00%
25.00	-75.00%	$1,000.00	0.00%	0.00%
0.00	-100.00%	$1,000.00	0.00%	0.00%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual average ending price and the actual participation rate.

PRS-15

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical participation rate of 112.50% (the midpoint of the specified range for the participation rate) and assuming average component returns as indicated in the examples. In order to more clearly present the hypothetical movements of the basket components, the graphs accompanying the hypothetical calculations use different scales for the fund closing prices on the vertical axis.

Example 1. The basket components generally appreciate earlier in the term of the notes and depreciate later in the term of the notes, and the redemption amount is greater than the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI Emerging Markets ETF	iShares U.S. Real Estate ETF
Initial Component Price	$199.54	$32.46	$73.93
Average Component Price	$293.24	$46.66	$108.15
Average Component Return	46.95800%	43.74615%	46.28703%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (33.33% x 46.95800%) + (33.33% x 43.74615%) + (33.33% x 46.28703%)] = 145.66372

Since the average ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000 x	145.66372 – 100	x 112.50%	= $1,513.72
100

On the stated maturity date you would receive $1,513.72 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components increase early in the term of the notes, remain consistently above their initial component prices for a significant period of time and then decrease to prices below the average component prices near maturity of the notes. Note that, as Example 2 illustrates, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-16

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The basket components generally depreciate earlier in the term of the notes and appreciate later in the term of the notes, and the redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI Emerging Markets ETF	iShares U.S. Real Estate ETF
Initial Component Price	$199.54	$32.46	$73.93
Average Component Price	$182.29	$29.94	$69.91
Average Component Return	-8.64488%	-7.76340%	-5.43758%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (33.33% x -8.64488%) + (33.33% x -7.76340%) + (33.33% x -5.43758%)] = 92.71805

Since the average ending price is less than the starting price, the redemption amount would equal $1,000.

On the stated maturity date you would receive $1,000 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components decrease early in the term of the notes, remain consistently below the initial component prices for a significant period of time and then increase later in the term of the notes, with prices near maturity of the notes that are greater than the initial and average component prices. Although the fund closing prices of the basket components near maturity are significantly greater than the initial component prices, you would not receive any return on your notes.

PRS-17

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The basket components generally appreciate over the term of the notes, and the redemption amount is greater than the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI Emerging Markets ETF	iShares U.S. Real Estate ETF
Initial Component Price	$199.54	$32.46	$73.93
Average Component Price	$311.12	$52.73	$106.34
Average Component Return	55.91861%	62.44609%	43.83877%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (33.33% x 55.91861%) + (33.33% x 62.44609%) + (33.33% x 43.83877%)] = 154.06782

Since the average ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000 x	154.06782 – 100	x 112.50%	= $1,608.26
100

On the stated maturity date you would receive $1,608.26 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components steadily increase over the term of the notes, resulting in fund closing prices near maturity that are greater than the average component prices.

PRS-18

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The SPDR S&P 500 ETF and the iShares U.S. Real Estate ETF generally appreciate moderately, and the iShares MSCI Emerging Markets ETF generally depreciates significantly, over the term of the notes, and the redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI Emerging Markets ETF	iShares U.S. Real Estate ETF
Initial Component Price	$199.54	$32.46	$73.93
Average Component Price	$229.06	$22.09	$84.71
Average Component Return	14.79403%	-31.94701%	14.58136%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (33.33% x 14.79403%) + (33.33% x -31.94701%) + (33.33% x 14.58136%)] = 99.14279

Since the average ending price is less than the starting price, the redemption amount would equal $1,000.

On the stated maturity date you would receive $1,000 per note.

In this example, the -31.94701% average component return of the iShares MSCI Emerging Markets ETF more than offsets the positive average component returns of the other two basket components. As a result, the redemption amount would not exceed the original offering price in this example, even though two of the three basket components have positive average component returns.

To the extent that the average component returns, average ending price and the actual participation rate differ from the values assumed above, the results indicated above would be different.

PRS-19

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

Hypothetical Historical Performance of the Basket

The Basket will represent an equally weighted portfolio of the following three basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (33.33%); the iShares MSCI Emerging Markets ETF (33.33%); and the iShares U.S. Real Estate ETF (33.33%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The SPDR S&P 500 ETF Trust”, “The iShares MSCI Emerging Markets ETF” and “The iShares U.S. Real Estate ETF.” The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2006 to March 10, 2016 assuming that the Basket was constructed on January 1, 2006 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The values of the Basket depicted in the graph below have been calculated in a manner that is different from the manner in which the average ending price of the Basket will be determined. The value of the Basket depicted on any date in the graph below is based on the fund closing price of each basket component on that date (relative to its fund closing price on January 1, 2006). By contrast, the average ending price of the Basket will be calculated based on the average of fund closing prices of the basket components on calculation days occurring annually during the term of the notes (relative to the fund closing prices of the basket components on the pricing date).

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-20

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

The SPDR S&P 500 ETF Trust

The SPDR S&P 500 ETF Trust is an exchange traded fund that seeks to track the S&P 500 Index, an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “Description of Exchange Traded Funds—The SPDR® S&P 500 ETF Trust” in the accompanying market measure supplement for additional information about the SPDR S&P 500 ETF Trust. As of the date hereof, we are one of the companies included in the SPDR S&P 500 ETF Trust and the S&P 500 Index.

Historical Information

We obtained the closing prices of the SPDR S&P 500 ETF Trust listed below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the SPDR S&P 500 ETF Trust for the period from January 1, 2006 to March 10, 2016. The closing price on March 10, 2016 was $199.54. The historical performance of the SPDR S&P 500 ETF Trust should not be taken as an indication of the future performance of the SPDR S&P 500 ETF Trust during the term of the notes.

PRS-21

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

The SPDR S&P 500 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P 500 ETF Trust for each quarter in the period from January 1, 2006 through December 31, 2015 and for the period from January 1, 2016 to March 10, 2016.

	High	Low	Last
2006
First Quarter	$130.99	$125.51	$129.84
Second Quarter	$132.63	$122.57	$127.25
Third Quarter	$133.74	$123.35	$133.57
Fourth Quarter	$143.07	$133.07	$141.66
2007
First Quarter	$146.01	$137.41	$142.07
Second Quarter	$154.15	$142.24	$150.38
Third Quarter	$155.03	$141.13	$152.67
Fourth Quarter	$156.44	$140.90	$146.39
2008
First Quarter	$144.94	$127.90	$131.89
Second Quarter	$143.08	$127.69	$128.04
Third Quarter	$130.70	$111.38	$116.54
Fourth Quarter	$116.00	$75.95	$90.33
2009
First Quarter	$93.44	$68.11	$79.44
Second Quarter	$95.09	$81.00	$91.92
Third Quarter	$107.33	$87.95	$105.56
Fourth Quarter	$112.67	$102.54	$111.44
2010
First Quarter	$117.40	$105.87	$116.99
Second Quarter	$121.79	$103.22	$103.22
Third Quarter	$114.79	$102.20	$114.12
Fourth Quarter	$125.92	$113.75	$125.78
2011
First Quarter	$134.57	$126.21	$132.51
Second Quarter	$136.54	$126.81	$131.97
Third Quarter	$135.46	$112.26	$113.17
Fourth Quarter	$128.68	$109.93	$125.50
2012
First Quarter	$141.61	$127.49	$140.72
Second Quarter	$141.79	$128.10	$136.27
Third Quarter	$147.24	$133.51	$143.93
Fourth Quarter	$146.27	$135.70	$142.52
2013
First Quarter	$156.73	$145.53	$156.55
Second Quarter	$167.11	$154.14	$160.01
Third Quarter	$173.14	$161.16	$168.10
Fourth Quarter	$184.67	$165.48	$184.67
2014
First Quarter	$188.26	$174.15	$187.04
Second Quarter	$196.48	$181.48	$195.72
Third Quarter	$201.82	$190.99	$197.02
Fourth Quarter	$208.72	$186.27	$205.50
2015
First Quarter	$211.99	$198.97	$206.43
Second Quarter	$213.50	$205.42	$205.85
Third Quarter	$212.59	$187.27	$191.63
Fourth Quarter	$211.00	$192.13	$203.89
2016
January 1, 2016 to March 10, 2016	$201.35	$183.03	$199.54

PRS-22

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

The iShares MSCI Emerging Markets ETF

The iShares MSCI Emerging Markets ETF is an exchange traded fund that seeks to track the MSCI Emerging Markets Index, an equity index that is designed to measure equity performance in global emerging markets. See “Description of Exchange Traded Funds—The iShares® MSCI Emerging Markets ETF” in the accompanying market measure supplement for additional information about the iShares MSCI Emerging Markets ETF.

MSCI, Inc. has announced that, effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) will become eligible for inclusion in the component country indices included in the MSCI Emerging Markets Index. In order for a component country index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant component country index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index (an index that measures equity performance in both the developed and emerging markets). In connection with the November 2015 semi-annual index review, one of the component country indices included in the MSCI Emerging Markets Index, the MSCI China Index, became eligible to include foreign listed companies. The newly eligible foreign listed securities were added at half their free float-adjusted market capitalization as part of the November 2015 semi-annual index review, and their remaining free float-adjusted market capitalization will be added as part of the May 2016 semi-annual index review.

The information about the MSCI Emerging Markets Index contained herein updates the information included in the accompanying market measure supplement. See “Description of Equity Indices—The MSCI Emerging Markets IndexSM” in the accompanying market measure supplement for additional information about the MSCI Emerging Markets Index.

Historical Information

We obtained the closing prices of the iShares MSCI Emerging Markets ETF listed below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the iShares MSCI Emerging Markets ETF for the period from January 1, 2006 to March 10, 2016. The closing price on March 10, 2016 was $32.46. The historical performance of the iShares MSCI Emerging Markets ETF should not be taken as an indication of the future performance of the iShares MSCI Emerging Markets ETF during the term of the notes.

PRS-23

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

The iShares MSCI Emerging Markets ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Emerging Markets ETF for each quarter in the period from January 1, 2006 through December 31, 2015 and for the period from January 1, 2016 to March 10, 2016.

	High	Low	Last
2006
First Quarter	$33.59	$30.43	$33.02
Second Quarter	$37.03	$27.34	$31.23
Third Quarter	$33.14	$29.20	$32.29
Fourth Quarter	$38.15	$31.80	$38.10
2007
First Quarter	$39.53	$35.03	$38.75
Second Quarter	$44.42	$39.13	$43.82
Third Quarter	$50.11	$39.50	$49.78
Fourth Quarter	$55.64	$47.27	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter	$42.37	$37.42	$41.32
Fourth Quarter	$44.35	$40.14	$44.35
2013
First Quarter	$45.20	$41.80	$42.78
Second Quarter	$44.23	$36.63	$38.57
Third Quarter	$43.29	$37.34	$40.77
Fourth Quarter	$43.66	$40.44	$41.77
2014
First Quarter	$40.99	$37.09	$40.99
Second Quarter	$43.95	$40.82	$43.23
Third Quarter	$45.85	$41.56	$41.56
Fourth Quarter	$42.44	$37.73	$39.29
2015
First Quarter	$41.07	$37.92	$40.13
Second Quarter	$44.09	$39.04	$39.62
Third Quarter	$39.78	$31.32	$32.78
Fourth Quarter	$36.29	$31.55	$32.19
2016
January 1, 2016 to March 10, 2016	$32.82	$28.25	$32.46

PRS-24

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

The iShares U.S. Real Estate ETF

The iShares U.S. Real Estate ETF is an exchange traded fund that seeks to track the Dow Jones U.S. Real Estate Index, an equity index that is designed to measure the performance of the real estate sector of the United States equity market. See “Description of Exchange Traded Funds—The iShares Dow Jones U.S. Real Estate ETF” in the accompanying market measure supplement for additional information about the iShares U.S. Real Estate ETF.

Historical Information

We obtained the closing prices of the iShares U.S. Real Estate ETF listed below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the iShares U.S. Real Estate ETF for the period from January 1, 2006 to March 10, 2016. The closing price on March 10, 2016 was $73.93. The historical performance of the iShares U.S. Real Estate ETF should not be taken as an indication of the future performance of the iShares U.S. Real Estate ETF during the term of the notes.

PRS-25

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

The iShares U.S. Real Estate ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares U.S. Real Estate ETF for each quarter in the period from January 1, 2006 through December 31, 2015 and for the period from January 1, 2016 to March 10, 2016.

	High	Low	Last
2006
First Quarter	$75.02	$65.73	$73.50
Second Quarter	$72.20	$67.29	$71.30
Third Quarter	$78.20	$71.33	$77.13
Fourth Quarter	$86.83	$77.03	$83.71
2007
First Quarter	$94.71	$82.34	$85.27
Second Quarter	$87.77	$76.86	$77.20
Third Quarter	$80.25	$67.79	$76.57
Fourth Quarter	$80.85	$65.00	$65.70
2008
First Quarter	$68.22	$59.02	$65.10
Second Quarter	$71.65	$60.95	$60.95
Third Quarter	$67.20	$56.34	$61.95
Fourth Quarter	$61.17	$25.40	$37.23
2009
First Quarter	$37.26	$22.21	$25.46
Second Quarter	$35.55	$25.30	$32.34
Third Quarter	$45.04	$29.88	$42.66
Fourth Quarter	$47.44	$39.63	$45.92
2010
First Quarter	$50.83	$42.45	$49.78
Second Quarter	$54.66	$46.95	$47.21
Third Quarter	$55.21	$45.32	$52.88
Fourth Quarter	$57.62	$52.71	$55.96
2011
First Quarter	$60.58	$55.59	$59.40
Second Quarter	$62.80	$58.17	$60.30
Third Quarter	$62.92	$49.14	$50.57
Fourth Quarter	$58.00	$48.19	$56.79
2012
First Quarter	$62.57	$56.52	$62.29
Second Quarter	$64.47	$59.25	$63.97
Third Quarter	$67.80	$64.07	$64.39
Fourth Quarter	$65.42	$61.15	$64.72
2013
First Quarter	$69.48	$65.66	$69.48
Second Quarter	$75.54	$63.55	$66.39
Third Quarter	$69.42	$60.92	$63.76
Fourth Quarter	$68.18	$62.01	$63.09
2014
First Quarter	$69.24	$62.98	$67.67
Second Quarter	$72.90	$67.52	$71.79
Third Quarter	$74.82	$68.88	$69.20
Fourth Quarter	$79.01	$69.14	$76.84
2015
First Quarter	$83.14	$76.42	$79.32
Second Quarter	$80.64	$71.30	$71.30
Third Quarter	$76.58	$68.69	$70.95
Fourth Quarter	$77.03	$71.28	$75.11
2016
January 1, 2016 to March 10, 2016	$75.57	$66.28	$73.93

PRS-26

Market Linked Notes

Notes Linked to an ETF Basket due March 16, 2022

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders,” and the remaining discussion is based on this treatment. If you are a U.S. holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes , including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes becomes fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders— Fixing of the Contingent Payment at Maturity” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

For the comparable yield and the projected payment schedule with respect to a note, please contact: Wells Fargo Securities, LLC, Investment Solutions Group, 375 Park Avenue, New York, NY 10152.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussion below, if you are a non-U.S. holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to non-U.S. holders of the notes.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in the final regulations, those regulations generally will not apply to the notes assuming there is no significant modification to the notes’ terms that results in a deemed exchange of the notes for U.S. federal income tax purposes.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the notes and to the payment of gross proceeds of a disposition (including a retirement) of the notes. However, under a recent Internal Revenue Service notice, withholding under “FATCA” will apply to payments of gross proceeds (other than amounts treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of “FATCA” to the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-27